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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )


                           Trident Microsystems, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    895919108
                           ---------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages
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---------------------------                           --------------------------
CUSIP NO. 370253 10 6                 13G                 PAGE 2 OF 5 PAGES
---------------------------                           --------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Frank C. Lin
        ###-##-####
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)   [  ]
                                                                  (b)   [  ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          1,366,397
    NUMBER OF     --------------------------------------------------------------
     SHARES          6    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              None
     BY EACH      --------------------------------------------------------------
    REPORTING        7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                1,366,397
                  --------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          None
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,366,397
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [   ]

        Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.70%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

              IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP NO. 370253 10 6                 13G                   PAGE 3 OF 5 PAGES
---------------------------                           --------------------------

ITEM 1.

      (a)   Name of Issuer:  Trident Microsystems, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            189 North Bernardo Avenue
            Mountain View, CA  94043-5203
ITEM 2.

      (a)   Name of Person Filing:

            Frank C. Lin

      (b)   Address of Principal Business Officer or, if none, Residence:

            Trident Microsystems, Inc.
            189 North Bernardo Avenue
            Mountain View, CA 94043-5203

      (c)   Citizenship:

            The filing person is a citizen of the United States of America.

      (d)   Title of Class of Securities:  Common Stock, $.001 par value

      (e)   CUSIP Number:  895919108

ITEM 3.     STATUS OF PERSON FILING:

            Not Applicable

ITEM 4.     OWNERSHIP

      (a)   Amount Beneficially Owned:  1,366,397 shares

      (b)   Percent of Class:

            10.70% based on the sum of 12,724,609 shares of Issuer's Common Stock outstanding on December 31, 1996, and options exercisable by Mr. Lin within 60 days for 97,500 shares of such stock, determined in accordance with Rule 13-d-3(d)(1)(i)

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:  1,366,397 shares

            (ii)  shared power to vote or to direct the vote:  none



                               Page 3 of 5 pages
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---------------------------                           --------------------------
CUSIP NO. 370253 10 6                 13G                 PAGE 4 OF 5 PAGES
---------------------------                           --------------------------


            (iii) sole power to dispose or to direct the disposition of:
                  1,366,397
            (iv)  shared power to dispose or to direct the disposition of:
                  none

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF THE GROUP

            Not Applicable

ITEM 10.    CERTIFICATION

            Not applicable



                               Page 4 of 5 pages

---------------------------                           --------------------------
CUSIP NO. 370253 10 6                 13G                 PAGE 5 OF 5 PAGES
---------------------------                           --------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 1997


                                    ---------------------------------------
                                    Frank C. Lin





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